Exhibit 5.1

800 17th Street, NW, Suite 1100 | Washington, DC 20006 | T 202.955.3000 | F 202.955.5564

Holland & Knight LLP | www.hklaw.com

November 22, 2019

Board of Directors

Silvergate Capital Corporation

4250 Executive Square

Suite 300

La Jolla, California 92037

Re:	Securities Being Registered under Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as counsel to Silvergate Capital Corporation, a Maryland corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the registration of (i) 632,159 shares of the Company’s Class A common stock (“Common Stock”) which may be issued upon the exercise of options to purchase shares of Common Stock granted under the Silvergate Capital Corporation 2010 Equity Compensation Plan (the “2010 Plan”) and (ii) 1,596,753 shares of Common Stock which may be distributed upon the vesting of restricted stock, restricted stock units or stock appreciation rights granted under the Silvergate Capital Corporation 2018 Equity Compensation Plan (the “2018 Plan” and, together with the 2010 Plan, the “Plans”), or which may be issued upon the exercise of stock options to purchase shares of Common Stock granted under the 2018 Plan.

In connection with this opinion, we have examined and relied upon originals or copies of (1) the Plans; (2) the forms of award agreements under the Plans, as applicable; (3) the Registration Statement; (4) the Articles of Incorporation, as amended, of the Company; (5) the Amended and Restated Bylaws of the Company; (6) certain resolutions of the Board of Directors of the Company; and (7) such other instruments, documents and records as we have deemed necessary, relevant or appropriate for the purposes hereof. We have relied on, and assumed the accuracy of, certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Anchorage | Atlanta | Austin | Boston | Charlotte | Chicago | Dallas | Denver | Fort Lauderdale | Houston | Jacksonville | Lakeland Los Angeles | Miami | New York | Orlando | Philadelphia | Portland | San Francisco | Stamford | Tallahassee | Tampa | Tysons Washington, D.C. | West Palm Beach

November 22, 2019

Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein, and assuming no change in relevant facts, it is our opinion that the shares reserved for issuance and distribution under the Plans have been duly authorized by the Company, and when issued in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the shares will be legally and validly issued, fully-paid and non-assessable.

The opinion expressed herein is limited to the laws of the State of Maryland, which includes reported judicial decisions interpreting the laws of the State of Maryland, and we express no opinion as to the effect on matters covered by this letter of the laws of any other jurisdiction.

The opinion speaks only as of its date. We undertake no obligation to advise the addressees (or any other third party) of changes in law or fact that occur after the date hereof, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in the opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving this consent, we do not thereby admit that we included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/S/ HOLLAND & KNIGHT LLP

HOLLAND & KNIGHT LLP